SUBSCRIPTION AGREEMENT

American Lithium Minerals, Inc

I have received, read, and understand the Offering Memorandum dated 01/20/2026 (the "Memorandum"). By signing bellow, I confirm that I have received, read, and understand the Offering Memorandum dated _______________ from American Lithium Minerals, Inc. (the "Memorandum"). In summary, the Memorandum states that American Lithium Minerals, Inc, a Nevada c-corporation, (the "Company") wishes to (a) raise up to $8,000,000 from various persons by selling up to 80,000,000 Units comprised of 80,000,000 common shares and warrants exercisable for an additional 120,000,000 common shares, and (b) raise an additional $12,000,000 from said subscribers upon their exercise of the warrants received with their Units.

I further understand that my rights and responsibilities as a Purchaser will be governed by the terms and conditions of this Subscription Agreement, the Memorandum, the entity governing documents for American Lithium Minerals, Inc, Inc.. I understand that you will rely on the following information to confirm that I am an “Accredited Investor”, as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and that I am qualified to be a Purchaser.

This Subscription Agreement is one of a number of such subscriptions for Units. By signing this Subscription Agreement, I offer to purchase and subscribe from the Company the number of Units set forth below on the terms specified herein. The Company reserves the right, in its complete discretion, to reject any subscription offer or to reduce the number of Units allotted to me. If this offer is accepted, the Company will execute a copy of this Subscription Agreement and return it to me. I understand that commencing on the date of this Memorandum all funds received by the Company in full payment of subscriptions for Units will be deposited in an Investment Holding Account.

1. Accredited Investor.
I am an Accredited Investor because I qualify within one of the following categories:

[ ]  $1,000,000 Net Worth. A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000 excluding the value of the primary residence of such natural person.

[ ]  $200,000/$300,000 Income. A natural person who had an individual income in excess of $200,000 (including contributions to qualified employee benefit plans) or joint income with such person’s spouse in excess of $300,000 per year in each of the two most recent years and who reasonably expects to attain the same individual or joint levels of income (including such contributions) in the current year.

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[ ]  Director or Officer of Issuer. Any director or executive officer of the Company.

[ ]  All Equity Owners In Entity Are Accredited. An entity, (i.e. corporation, partnership, trust, IRA, etc.) in which all of the equity owners are Accredited Investors as defined herein.

[ ]  Corporation. A corporation not formed for the specific purpose of acquiring the Units offered, with total assets in excess of $5,000,000.

[ ]  Other Accredited Investor. Any natural person or entity which qualifies as an Accredited Investor pursuant to Rule 501(a) of Regulation D promulgated under the Act; specify basis for qualification.

2. Representations and Warranties.
I represent and warrant to the Company that:

(A) I have adequate means of providing for my current needs and possible contingencies and I have no need for liquidity of my investment in the Units; I can bear the economic risk of losing the entire amount of my investment in Units; I have such knowledge and experience that I am capable of evaluating the relative risks and merits of this investment; and, I the purchase of Units is consistent, in both nature and amount, with my overall investment program and financial condition.

(B) The address set forth below is my true and correct residence, and I have no intention of becoming a resident of any other state or jurisdiction.

(C) I have not utilized the services of a “Purchaser Representative” (as defined in Regulation D promulgated under the Securities Act) because I am a sophisticated, experienced investor, capable of determining and understanding the risks and merits of this investment.

(D) I have received and read, and am familiar with the Offering Documents, including the Memorandum, Subscription Agreement, and Articles of Incorporation of the Company. All documents, records and books pertaining to the Company and the Units requested by me, including all pertinent records of the Company, financial and otherwise, have been made available or delivered to me.

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(E) I have had the opportunity to ask questions of and receive answers from the Company’s officers and representatives concerning the Company’s affairs generally and the terms and conditions of my proposed investment in the Units.

(F) I understand the risks implicit in the business of the Company. Among other things, I understand that there can be no assurance that the Company will be successful in obtaining the funds necessary for its success. If only a fraction of the maximum amount of the Offering is raised, the Company may not be able to expand as rapidly as anticipated, and proceeds from this Offering may not be sufficient for the Company’s long-term needs.

(G) Other than as set forth in the Memorandum, no person or entity has made any representation or warranty whatsoever with respect to any matter or thing concerning the Company and this Offering, and I am purchasing the Units based solely upon my own investigation and evaluation.

(H) I understand that no Units have been registered under the Securities Act, nor have they been registered pursuant to the provisions of the securities or other laws of applicable jurisdictions.

(I) The Units for which I subscribe are being acquired solely for my own account, for investment and are not being purchased with a view to or for their resale or distribution. In order to induce the Company to sell Units to me, the Company will have no obligation to recognize the ownership, beneficial or otherwise, of the Units by anyone but me.

(J) I am aware of the following:

  The Units are a speculative investment which involves a high degree of risk;
  My investment in the Units is not readily transferable; it may not be possible for me to liquidate my investment;
  The financial statements of the Company have merely been compiled, and have not been reviewed or audited;
  There are substantial restrictions on the transferability of the Units registered under the Securities Act; and,
  No federal or state agency has made any finding or determination as to the suitability of the Units for public investment nor any recommendation or endorsement of the Units.

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(K) Except as set forth in the Memorandum, none of the following information has ever been represented, guaranteed, or warranted to me expressly or by implication, by any broker, the Company, or agents or employees of the foregoing, or by any other person:

  The appropriate or exact length of time that I will be required to hold the Units;
  The percentage of profit and/or amount or type of consideration, profit, or loss to be realized, if any, as a result of an investment in the Units;
  That the past performance or experience of the Company, or associates, agents, affiliates, or employees of the Company or any other person, will in any way indicate or predict economic results in connection with the purchase of Units; or,
  The amount of dividends or distributions that the Company will make.

 (L) I have not distributed the Memorandum to anyone, no other person has used the Memorandum, and I have made no copies of the Memorandum.

(M) I hereby agree to indemnify and hold harmless the Company, its managers, directors, and representatives from and against any and all liability, damage, cost or expense, including reasonable attorneys’ fees, incurred on account of or arising out of:

  Any inaccuracy in the declarations, representations, and warranties set forth above;
  The disposition of any of the Units by me which is contrary to the foregoing declarations, representations, and warranties; and,
  Any action, suit or proceeding based upon (1) the claim that said declarations, representations, or warranties were inaccurate or misleading or otherwise cause for obtaining damages or redress from the Company; or (2) the disposition of any of the Units.

 (N) By entering into this Subscription Agreement, I acknowledge that the Company is relying on the truth and accuracy of my representations.

The foregoing representations and warranties are true and accurate as of the date hereof, shall be true and accurate as of the date of the delivery of the funds to the Company and shall survive such delivery. If, in any respect, such representations and warranties are not true and accurate prior to delivery of the funds, I will give written notice of the fact to the Company, specifying which representations and warranties are not true and accurate and the reasons therefore.

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3. Transferability.
I understand that I may sell or otherwise transfer my Units only if registered under the Securities Act or I provide the Company with an opinion of counsel acceptable to the Company to the effect that such sale or other transfer may be made in absence of registration under the Securities Act. I have no right to cause the Company to register the Units. Any certificates or other documents representing my Units will contain a restrictive legend reflecting this restriction, and stop transfer instructions will apply to my Units.

4. Indemnification.
I understand the meaning and legal consequences of the representations and warranties contained in Paragraph 2 hereof, and I will indemnify and hold harmless the Company, its officers, directors, and representatives involved in the offer or sale of the Units to me, as well as each of the managers and representatives, employees and agents and other controlling persons of each of them, from and against any and all loss, damage or liability due to or arising out of a breach of any representation or warranty of mine contained in this Subscription Agreement.

5. Revocation.
I will not cancel, terminate or revoke this Subscription Agreement or any agreement made by me hereunder and this Subscription Agreement shall survive my death or disability.

6. Termination of Agreement.
If this subscription is rejected by the Company, then this Subscription Agreement shall be null and void and of no further force and effect, no party shall have any rights against any other party hereunder, and the Company shall promptly return to me the funds delivered with this Subscription Agreement.

7. Miscellaneous.
(a) This Subscription Agreement shall be governed by and construed in accordance with the substantive law of the State of Nevada.

(b) This Subscription Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only in writing and executed by all parties.

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(c) By Purchasing the Units in American Lithium Minerals, Inc I hereby agree to the terms and provisions of the governing entity documents for the Company – as included as attachments to this Memorandum. I have hereby read and understand the Company’s governing documents and understand how the Company functions as an entity.

8. Ownership Information. Please complete the information below, where necessary.
Total Units for Which You Are Subscribing:
Total Subscription Amount:
Subscriber Name:
Subscriber Tax ID or Social Security Number:
Legal Designation of Subscriber:
Please enter mailing address here.
Street Address:	Unit Number:
City:	State:
Zip Code:
Subscriber Phone:	Subscriber Email:
9. Date and Signatures.
By: ___________________________	Date: ___________________

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Name: ________________________ Title: __________________________
Each co-owner or joint owner must sign. Names must be signed exactly as listed under "Purchaser Name."
If a second signature is required, the Company may not accept your subscription until this is provided.

By: __________________________________	Date: _____________________________________
Print Name: __________________________	Title (if applicable): _________________________
ACCEPTED BY: American Lithium Minerals, Inc
By: __________________________________	Date: _____________________________________
Frank Kristan, President

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